Exhibit 4.1
KEY ENERGY SERVICES, INC.
AND
THE GUARANTORS NAMED HEREIN,
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FOURTH SUPPLEMENTAL INDENTURE
Dated as of March 1, 2011
to
Indenture
Dated as of November 29, 2007
8 3/8% Senior Notes due 2014

     This FOURTH SUPPLEMENTAL INDENTURE, dated as of March 1, 2011 (this “Fourth Supplemental Indenture”), among KEY ENERGY SERVICES, INC., a Maryland corporation (the “Company”), the Guarantors and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”), under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.
WITNESSETH:
     WHEREAS, the Company has issued its 8 3/8% Senior Notes due 2014 (the “Securities”) pursuant to an Indenture, dated as of November 29, 2007 (as supplemented by the First Supplemental Indenture, dated January 22, 2008, the Second Supplemental Indenture, dated January 13, 2009 and the Third Supplemental Indenture, dated July 31, 2009, the “Indenture”) among the Company, the Guarantors and the Trustee;
     WHEREAS, the Company has offered to purchase for cash any and all outstanding Securities (the “Tender Offer”);
     WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;
     WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities or the Subsidiary Guarantees, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Securities);
     WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Securities have duly consented to the proposed modifications set forth in this Fourth Supplemental Indenture in accordance with Section 9.2 of the Indenture;
     WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Fourth Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make this Fourth Supplemental Indenture valid and binding have been complied with or performed.
     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Fourth Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE ONE
AMENDMENTS
SECTION 1.01 Amendments.
     (a) Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.17, 4.18, 4.19, 6.1(a)(3), 6.1(a)(5),

     6.1(a)(6), 6.1(a)(7), 6.1(a)(8), 10.9(a) and Article V and, in each case, inserting the words “Intentionally Omitted” in lieu thereof.
     (b) Subject to Section 2.01 hereof, the Indenture is hereby further amended by deleting from Section 10.9(b)(1) and (2) of the Indenture the phrase “if the sale or other disposition complies with Section 4.7” in each instance in which it appears therein.
     (c) Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Articles, Sections or Clauses and such Articles, Sections or Clauses shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.
     SECTION 1.02 Amendment of Definitions. Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof. To the extent any clause, definition, paragraph, Section or Article of the Indenture has been deleted from the Indenture pursuant to Article One of this Supplemental Indenture, any reference in any provision of the Indenture, any Note or any Subsidiary Guarantee to such clause, definition, paragraph, Section or Article shall be disregarded in, and be deemed eliminated from, such provisions.
ARTICLE TWO
MISCELLANEOUS
     SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Fourth Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Fourth Supplemental Indenture.
     SECTION 2.02 Effectiveness. The provisions of this Fourth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Fourth Supplemental Indenture shall become operative only at such time as a majority in principal amount of the outstanding Notes are accepted for purchase by the Company pursuant to the Tender Offer, with the result that the amendments to the Indenture effective by this Fourth Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.
     SECTION 2.02 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE.
     SECTION 2.03 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.
     SECTION 2.04 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.
     SECTION 2.05 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture is executed as, and shall constitute an indenture supplemental to the

Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date hereof.

KEY ENERGY SERVICES, INC.
By:	/s/ T.M. Whichard III
	Name:	T.M. Whichard III
	Title:	Senior Vice President and Chief Financial Officer

KEY ENERGY SERVICES, LLC
KEY ENERGY SERVICES CALIFORNIA, INC.
KEY ENERGY SERVICES MEXICO, INC.
KEY ENERGY SERVICES (MEXICO), LLC
MISR KEY ENERGY INVESTMENTS, LLC
MISR KEY ENERGY SERVICES, LLC
KEY ENERGY MEXICO, LLC
KEY MARINE SERVICES, LLC

By:	/s/ T.M. Whichard III
	Name:	T.M. Whichard III
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate

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